KRANZCO TERMINATES EXCHANGE OFFER WITH NAI;
                   WILL MAKE $1 MILLION INVESTMENT IN NAI
        Two Companies Will Work Together Under Intercompany Agreement


  Conshohocken, PA, Jan. 4 - Kranzco Realty Trust (NYSE; KRT), a real estate investment trust, announced today that it has terminated its previously announced exchange offer with New America Network, Inc. (NAI). Under a new agreement, Kranzco will make a $1 million investment in NAI for a minority ownership interest in NAI common stock and will enter into an Intercompany Agreement with NAI which will remain a private company after the investment. The expiration date of the exchange offer had been extended until December 31, 1998.

  Norman M. Kranzdorf, president and chief executive office of Kranzco, will join NAI's board of directors. Gerald C. Finn, chairman and CEO of NAI, was previously elected to a three-year term on Kranzco's board.

  Kranzdorf said the two companies will proceed with the collaboration envisioned in the proposed earlier agreement, to develop new business opportunities for each other from brokerage and related services. "The termination of the exchange offer reflects our recognition that current market conditions do not favor a public offering of small capitalization companies at this time. However, NAI has demonstrated the long-term effectiveness of its strategies and the strength of its management, and we continue to believe that an alliance with NAI will be beneficial for both companies," Kranzdorf stated.

  Gerald Finn, Chief Executive Officer of NAI said "We are delighted that Kranzco had agreed to make a capital investment in NAI. It shows their confidence in NAI. We look forward to continuing our mutually beneficial relationship."

  Kranzco Realty Trust is a publicly-owned, self-administered, self-managed real estate investment trust that owns and operates 67 neighborhood and community shopping centers with approximately 9 million square feet of gross leasable area in 19 states.

  New America International (NAI) is a global partnership of real estate providers with approximately 150 member firms serving over 200 markets throughout the world. NAI provides brokerage, financial and investment services, property/facilities management and strategic advisory services to the retail, office and industrial sectors.

  Detailed information regarding Kranzco and its properties can be found on its World Wide Web site at http://www.krt.com. More information about NAI can be obtained from its World Web site at http://NAIWEB.com.


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1999